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                                                                    EXHIBIT 99.1

July 7, 2003


FOR IMMEDIATE RELEASE
TECUMSEH PRODUCTS COMPANY
(NASDAQ:  TECUA and TECUB)



Tecumseh Products Company Lowers Second Quarter Earnings Expectations

Tecumseh, Michigan, July 7, 2003 - Tecumseh Products Company today announced that it expects second quarter 2003 earnings to be in the range of $0.55 to $0.60 per share before previously announced plant closing charges of $28 million to $30 million pre-tax affecting the second quarter. Accordingly, the GAAP earnings per share for the second quarter are preliminarily estimated to be in the range of ($0.37) to ($0.49) per share.

Second quarter results have been unfavorably impacted by a number of factors such as unseasonably cool and wet spring weather, soft demand, upward pressure on raw material costs, competitive pricing circumstances and the unfavorable effects of a weak U. S. dollar. Most major business segments have been affected by the cool wet spring weather.

North American Compressor sales of air conditioning product into the aftermarket and distribution channels, which should have been at their peak during the quarter, suffered due to the cool spring weather. Aftermarket sales declined approximately 9% from 2002 second quarter levels. Export sales from North America to the Middle East and Asia were negatively impacted by political and military unrest, and the impact of a soft worldwide economy. Brazilian operations suffered from upward pressure on raw material costs, particularly steel, where in-country prices have risen sharply. Brazilian operating margins have also been negatively impacted by the continuing strength of the Brazilian currency against the U. S. dollar. European compressor results were negatively impacted by the continuing softness in the European economy and the strength of the Euro.

Engine & Power Train Group results were also negatively impacted by cool and wet spring weather. Although engine shipments early in the quarter were strong, a number of orders were either cancelled or delayed during May and June. The Engine & Power Train Group also continued to face a product mix weighted very heavily toward low margin walk behind rotary mower applications.

The Pump Group was also negatively impacted by poor spring weather and reduced retail demand for its products. Sales of the Company's water gardening products were well below anticipated levels.


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Sales and profits in the Electrical Components Group also were below expectations. Weak demand in most major market segments, including automotive, hermetic motors and linear actuators/gear motors all contributed to these results.

During June, the Company substantially completed the previously announced shutdown of its engine facility in Douglas, Georgia. Most of the plant equipment has been removed and relocated to the Company's new engine production facility in Curritiba, Brazil, with some of the equipment being sent to other existing engine production facilities in the U. S. It is expected the Brazilian facility will begin limited production during the third quarter and be fully operational late in the fourth quarter.

The Company will broadcast its second quarter 2003 financial results conference call live over the Internet on Thursday, July 24, 2003 at 11:00 a.m. ET. Those who wish to listen to this conference call should visit the Investor Relations section of the Company's web site at www.tecumseh.com at least 15 minutes prior to the event. Please follow the instructions provided to assure that the necessary audio applications are downloaded and installed. These programs can be obtained at no charge to the user.

Tecumseh Products Company is a full line, independent global manufacturer of mechanical and electrical components essential to industries creating end products for health, comfort and convenience. Our products include hermetic compressors for air conditioning and refrigeration applications, gasoline engines and power train components for lawn and garden applications, and pumps. Our products are sold in over 100 countries around the world.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. Forward-looking statements can be identified by the use of terms such as "expects," "should," "may," "believes," "anticipates," "will," and other future tense and forward-looking terminology. Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties. For a description of these risks and uncertainties, refer to "Cautionary Statements Relating to Forward Looking Statements" in the Management's Discussion and Analysis section of Tecumseh Products Company's Annual Report to Shareholders and Form 10-K for the year ended December 31, 2002, and each quarter's 10-Q.


Contact:          Pat Walsh
                  Director of Investor Relations
                  Tecumseh Products Company
                  (517) 423-8455